Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Molycorp, Inc. of our report dated February 27, 2012, except for Note 3 "Capital Requirements and Liquidity", Note 11 “Segment Information” and Note 17 “Subsidiary Guarantor Financial Information”, as to which the date is November 21, 2012, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Molycorp, Inc.'s Current Report on Form 8-K dated November 21, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
February 5, 2013